May 2008
Pricing Sheet dated May 23, 2008 relating to
Preliminary Terms No. 643 dated April 29, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered Securities based on the Value of the S&P 500® Index due September 2, 2011
PRICING TERMS – MAY 23, 2008
Issuer:	Morgan Stanley
Maturity date:	September 2, 2011
Underlying index:	S&P 500® Index (the “S&P 500 Index”)
Aggregate principal amount:	$1,545,000
Payment at maturity:
•  If the final index value is greater than the initial index value:
$1,000 + upside payment
•  If the final index value is less than or equal to the initial index value but has decreased by an amount less than or equal to the buffer amount of 20% from the initial index value:
$1,000
•  If the final index value is less than the initial index value and has decreased by an amount greater than the buffer amount of 20% from the initial index value:
($1,000 x index performance factor) + $200
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered Securities pay less than $200 per Buffered Security at maturity.

Upside payment:	$1,000 x index percent increase x participation rate
Participation rate:	100%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	(final index value / initial index value)
Buffer amount:	20%
Initial index value:	1,375.93, the closing value of the S&P 500 Index on the pricing date
Final index value:	The closing value of the S&P 500 Index on the valuation date
Valuation date:	August 31, 2011, subject to adjustment for non-index business days and certain market disruption events
Maximum payment at maturity:	There will be no maximum payment at maturity on the Buffered Securities.
Minimum payment at maturity:	$200 per Buffered Security
Interest:	None
Stated principal amount:	$1,000 per Buffered Security
Original issue price:	$1,000 per Buffered Security
Pricing date:	May 23, 2008
Original issue date:	June 2, 2008 (5 business days after the pricing date)
CUSIP:	6174466E4
Minimum ticketing size:	20 Buffered Securities
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered Security	100%	2.4%	97.6%
Total	$1,545,000	$37,080	$1,507,920
(1)           For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Buffered Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Buffered Securities.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms. No. 643 dated April 29, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.